Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-111341) of Highland Hospitality Corporation of our report dated September 10, 2004, relating to the financial statements of 6901 Tower, LLC, which report appears in the Form 8-K/A of Highland Hospitality Corporation dated November 12, 2004.

/s/    HEIN & ASSOCIATES LLP

Denver, Colorado

November 9, 2004